McGladrey & Pullen, LLP One Valley Square, Ste. 250 512 Township Line Road Blue Bell, PA 19422-2700 O 215-641-8600 F 215-641-8680

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the 2008 Registration Statement (No. 333-            ) on Form S-4 of Valley National Bancorp of our report dated March 12, 2008 relating to our audit of the consolidated financial statements, which is incorporated in the Annual Report on Form 10-K of Greater Community Bancorp for the year ended December 31, 2007.

We also consent to the reference to our firm as Experts in Form S-4 of Valley National Bancorp.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania

April 22, 2008

McGladrey & Pullen, LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.